                                                                     Exhibit (n)

                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the registration statement on Form N-2 (the "Registration Statement") of our report dated January 13, 1999, relating to the financial statements and financial highlights of Colonial Municipal Income Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus.





/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
July 15, 1999